CRIIMI MAE SERVICES LIMITED PARTNERSHIP AND

SUBSIDIARIES

USAP Report and Report of Management

As of and for the year ended December 31, 2002

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Report of Management

We, as member of management of CRIIMI MAE Service Limited partnership and

Subsidiaries (the Partnership), are responsible for complying with the minimum servicing standards as set forth in the Mortgage Bankers Association of America's Uniform Single

Attestation Program for mortgage Bankers (USAP), (except, for commercial loan and multifamily loan servicing, minimum servicing standards V.4. and V1.1., which the

Mortgage Bankers Association of America has interpreted as inapplicable to such servicing). We are also responsible for establishing and maintaining effective internal control over compliance with these standards. We have performed an evaluation of the

Partnership's compliance with the minimum servicing standards as set forth in the USAP as of December 31, 2002 and for the year then ended. Based on this evaluation, we assert that during the year ended December 31, 2002, the Partnership complied, in all material respects, with the minimum servicing standards set forth in the USAP.

As of and for the year ended December 31, 2002, the Partnership had in effect fidelity bond error and omissions policies each in the amount of $20 million.

David B. Iannarone

David B. Iannarone

Executive Vice President

Chief Operating Officer

Cynthia O. Azzara

Cynthia O. Azzara

Senior Vice President

Chief Financial Officer

Brian L. Hanson

Brian L. Hanson

Senior Vice Predient

Portfolio Management

Maribeth Stahl

Maribeth Stahl

Group Vice President

Operations Director

Eugene J. Bredow

Eugene J. Bredow

Vice President

Corporate Controller

February 26, 2003

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